Exhibit 5

October 7, 2011

IPALCO Enterprises, Inc.
One Monument Circle
Indianapolis, IN 46204

Ladies and Gentlemen:

We have acted as special counsel to IPALCO Enterprises, Inc., an Indiana corporation (the “Company”), in connection with the Company’s offer (the “Exchange Offer”) to exchange its registered 5.00% senior secured notes due 2018 (the “New Notes”) for any and all of its outstanding unregistered 5.00% senior secured notes due 2018 (the “Old Notes”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

Upon the basis of the foregoing, we are of the opinion that the New Notes, when duly executed, authenticated and delivered in exchange for the Old Notes in accordance with the terms of the Indenture and the Exchange Offer, will be valid and binding obligations of the Company enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability.

In connection with the opinions expressed above, we have relied upon the opinion of Barnes & Thornburg LLP attached as Annex I hereto that the Company is validly existing as a corporation in good standing under the laws of the State of Indiana and the issuance of the New Notes has been duly authorized by the Company. In connection with the opinions expressed above, we have assumed that the New Notes are valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company).

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Exchange Offer and further consent to the reference to our name under the caption “Validity of Securities” in the prospectus which is a part of the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours, /s/ Davis Polk & Wardwell LLP

ANNEX I
OPINION OF BARNES & THORNBURG LLP

October 7, 2011

IPALCO Enterprises, Inc.
One Monument Circle
Indianapolis, IN  46204

Re:
IPALCO Enterprises, Inc.
Registration Statement on Form S-4

Ladies and Gentlemen:

        We have acted as counsel to IPALCO Enterprises, Inc. (“IPALCO”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by IPALCO with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the issuance by IPALCO of up to $400,000,000 aggregate principal amount of its 5% Senior Secured Notes due 2018 (the “New Notes”). The New Notes will be offered by IPALCO in exchange for $400,000,000 aggregate principal amount of its outstanding 5% Senior Secured Notes due 2018 which have not been registered under the Securities Act. All capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Registration Statement.

        The New Notes will be issued under an Indenture, dated May 18, 2011 (the “Indenture”), between IPALCO and The Bank of New York Mellon Trust Company, N.A., as trustee. We have assumed, with your permission, that (i) the Indenture has not been further amended, modified or supplemented, and (ii) the New Notes have been issued pursuant to Article 2 of the Indenture and otherwise in compliance with the provisions of the Indenture.

        In rendering our opinions expressed below, we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In addition, we have reviewed certificates of public officials, statutes, records and other instruments and documents as we have deemed necessary to form a basis for the opinions hereinafter expressed. In our examination of the foregoing, we have assumed, without independent investigation, (i) the genuineness of all signatures, (ii) the legal capacity of natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and (v) the authenticity of the originals of such latter documents. With regard to certain factual matters, we have relied, without independent investigation or verification, upon certificates, statements and representations of representatives of IPALCO, including without limitation those factual matters included in the Registration Statement.

        Based on the foregoing, we are of the opinion that:

        1.     IPALCO is a corporation duly incorporated and validly existing under the laws of the State of Indiana and has all requisite corporate power and authority to conduct its business and to own its properties (all as described in the Registration Statement) and to perform all of its obligations under the New Notes and the Indenture.

        2.     IPALCO has duly authorized, executed and delivered the Indenture and has duly authorized the issuance of the New Notes.

In rendering the foregoing opinions we express no opinion as to the effect (if any) of laws of any jurisdiction except those of the State of Indiana. This opinion letter has been prepared for your use in connection with the Registration Statement and may not be relied upon for any other purpose. This opinion speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the effectiveness of the Registration Statement.

        We hereby consent to reliance on this opinion letter and the opinions provided herein by Davis Polk & Wardwell LLP in connection with the legal opinion provided by that law firm that is included as an exhibit to the Registration Statement.

        We hereby consent to the references in the Registration Statement, to our Firm under the caption “Validity of Securities” and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ Barnes & Thornburg LLP